EXHIBIT 10.1

General Terms for Annual Incentive Plan for Neil A. Schrmisher

Authority

The annual Incentive Plan for Neil A. Schrimsher (the “Plan”) is established by the Board’s Executive Organization & Compensation Committee (the “Committee”) under the 2007 Long-Term Performance Plan (the “2007 LTPP”).

Objective

The Plan’s objective is to reward the participant for his contributions toward the achievement of Applied’s business goals.

Plan Goals

The Committee shall establish the Plan’s goals. Notwithstanding the foregoing, in the event of (i) a merger, a consolidation, an acquisition or divestiture, the issuance or repurchase of a substantial amount of capital stock, a reorganization or restructuring, or any other transaction or series of transactions, or (ii) asset write-downs, or litigation or claim judgments or settlements, or foreign exchange gains or losses, or (iii) changes in tax laws, accounting principles, or other laws or provisions affecting reported results, or (iv) other extraordinary nonrecurring items, then the Committee, in its sole discretion, may adjust the Plan goals, in order to prevent diminution or enlargement of the benefits intended to be conferred, in such manner as the Committee determines is equitably required by the changes or events.

Eligibility for Awards

If Plan goals are met, to be eligible for an award under the Plan, a participant must comply with the terms and conditions of the 2007 LTPP. In addition, except as provided in the 2007 LTPP, the participant must be actively employed by Applied on the last day of the fiscal year, except that,

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Participants retiring at age 55 or older under an Applied retirement plan shall be eligible for a prorated award based on date of retirement (calculated using number of quarters’ and partial quarters’ Plan participation).

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Participants who incur a separation from service due to death or disability shall be eligible for a prorated award based on date of separation from service (calculated using number of quarters’ and partial quarters’ Plan participation).

Plan awards are intended to create an incentive for participants to act in Applied’s best interests. Notwithstanding anything in these terms to the contrary,

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An award may be terminated or rescinded, and, if applicable, the participant may be required immediately to repay an award issued within the previous six months, if the Committee determines, in good faith, that during the participant’s employment with Applied or during the period ending six months following the participant’s separation from service, the participant has committed an act inimical to Applied’s interests. Acts inimical to Applied’s interest shall include willful inattention to duty; willful violation of Applied’s published policies; acts of fraud or dishonesty involving Applied’s business; solicitation of Applied’s employees, customers or vendors to terminate or alter their relationship with Applied to Applied’s detriment; unauthorized use or disclosure of information regarding Applied’s business, employees, customers, or vendors; and competition with Applied. All determinations by the Committee shall be effective at the time of the participant’s act.

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The Committee may, in its sole discretion, require a participant immediately to repay cash issued pursuant to the award within the previous 36 months (or any proceeds thereof) if (1) Applied restates its historical consolidated financial statements and (2) the Committee determines, in good faith, that (a) the restatement is a result of the participant’s, or another executive officer’s, willful misconduct that is unethical or illegal, and (b) the participant’s earnings pursuant to the award were based on materially inaccurate financial statements or materially inaccurate performance metrics that were invalidated by the restatement.

The provisions of this section are a fundamental term of the award.

Change in Control

Notwithstanding the foregoing, in the event the participant’s employment with Applied is terminated during the fiscal year, following any Change in Control of Applied, either by the participant for “Good Reason” or by Applied “Without Cause”, then the award shall be deemed to be earned at the target incentive value, prorated based on the number of calendar days elapsed in the fiscal year through the date of termination.

For purposes of this award, “Cause” shall mean (i) the willful and continued failure by the participant to perform substantially the participant’s duties with Applied or one of its affiliates (other than for disability or Good Reason), after a written demand for substantial performance is delivered to the participant by the Board or the Chief Executive Officer of Applied which specifically identifies the manner in which the Board or Chief Executive Officer believes that the participant has not substantially performed the participant’s duties, or (ii) the willful engagement by the participant in illegal conduct or gross misconduct involving moral turpitude that is materially and demonstrably injurious to Applied;

provided, however, that no act or failure to act shall be considered “willful” unless it is done, or omitted to be done, in bad faith or without the participant’s reasonable belief that such action or omission was in the best interests of Applied. Any act, or failure to act, based upon authority given the participant pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of Applied or based upon the advice of counsel for Applied shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of Applied. Termination of the participant’s employment with Applied shall not be deemed to be for Cause unless and until there shall have been delivered to the participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the participant and the participant is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the participant is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

For purposes of this award, “Good Reason” shall mean (i) a material diminution in the participant’s authority, duties, or responsibilities, (ii) a material diminution in the authority, duties, or responsibilities of the person to whom the participant reported immediately prior to a Change in Control, (iii) a material diminution by Applied of the annual base salary that was provided to the participant by Applied immediately prior to the Change in Control, (iv) a material change in the geographic location where the participant provides service to Applied, or (v) any failure of any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Applied, by agreement in form and substance satisfactory to the participant, to expressly assume and agree to comply with the terms of this award in the same manner and to the same extent that Applied would be required to perform it if no such succession had taken place; provided further, that, Good Reason shall not have occurred unless the participant gives Applied notice within 90 days of the initial existence of the condition claimed by the participant in good faith to constitute Good Reason and Applied has at least 30 days in which to remedy the condition. For purposes of this award, “Good Reason” shall not exist if you have given your prior written consent to any of the events that would otherwise constitute “Good Reason”.

Notwithstanding the definition in the Plan, a “Change in Control” of Applied shall have occurred for purposes of this award (to the extent this award does not constitute nonqualified deferred compensation within the meaning of Section 409A) when any of the following events shall occur:

(i) Applied is merged, consolidated or reorganized into or with another corporation or other legal person, and immediately after such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock (as that term is hereafter defined) of Applied immediately prior to such transaction;

(ii) Applied sells all or substantially all of its assets to any other corporation or other legal person, and, immediately after such sale, less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale are held in the aggregate by the holders of Voting Stock of Applied immediately prior to such sale;

(iii) There is a report filed or required to be filed on Schedule 13D or Schedule TO (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 30% or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of Applied (“Voting Stock”);

(iv) Applied files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of Applied has occurred pursuant to any then-existing contract or transaction; or

(v) If during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of Applied cease for any reason to constitute at least a majority thereof, provided, however, that for purposes of this clause (v), each director who is first elected, or first nominated for election by Applied’s stockholders by a vote of at least two-thirds of the directors of Applied (or a committee thereof) then still in office who were directors of Applied at the beginning of any such period will be deemed to have been a director of Applied at the beginning of such period.

Notwithstanding the foregoing provisions of (iii) or (iv) hereof, unless otherwise determined in a specific case by majority vote of the Board, a “Change in Control” shall not be deemed to have occurred for purposes of this award solely because (i) Applied, (ii) an entity in which Applied directly or indirectly beneficially owns 50% or more of the voting securities or interest, or (iii) any Applied-sponsored employee stock ownership plan or any other employee benefit plan of Applied, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule TO, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 30% or otherwise, or because Applied reports that a change in control of Applied has occurred or will occur in the future by reason of such beneficial ownership.

In addition, following a Change in Control of Applied, no provision hereof shall operate to limit any economic benefit to which the participant is entitled under this award or the Plan.

To the extent this award constitutes nonqualified deferred compensation within the meaning of Section 409A, a “Change in Control” of Applied shall mean a change in the ownership or effective control of Applied or a change in the ownership of a substantial portion of the assets of Applied that constitutes a “change in control” under Section 409A.

Other

The Committee has the authority to construe the Plan, to establish, amend, and rescind rules and regulations relating to the Plan, and to make all other determinations, in the Committee’s judgment, necessary or desirable for the Plan’s administration.

The Committee may correct any defect or supply any omission or reconcile any inconsistency with respect to the Plan in the manner and to the extent it shall deem expedient to carry the Plan into effect. All Committee action under these provisions shall be conclusive for all purposes.

The provisions of these terms and conditions are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

The validity, construction, interpretation, and enforceability of these terms and conditions shall be determined and governed by the laws of the State of Ohio without giving effect to the principles of conflicts of law.

Applied has made no warranties or representations to the participant with respect to the tax consequences (including but not limited to income tax consequences) related to the Plan, and the participant has been advised to consult with the participant’s attorney, accountant and/or tax advisor regarding the Plan. Moreover, the participant acknowledges that Applied has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the participant.

(October 2011)